As filed with the Securities and Exchange Commission on August 17, 2004

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12

PROVINCE HEALTHCARE COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:____________
(2)	Aggregate number of securities to which transaction applies:____________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):____________
(4)	Proposed maximum aggregate value of transaction:____________
(5)	Total fee paid:____________
☐	Fee paid previously with preliminary materials.____________
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.____________
(1)	Amount previously paid:____________
(2)	Form, Schedule or Registration Statement No.:____________
(3)	Filing Party:____________
(4)	Date Filed:____________

     Set forth below is a form of release to be used by the local hospital marketing directors of Province Healthcare Company for distribution to local media, as needed.

     This filing relates to a planned acquisition of Province Healthcare Company (“Province Healthcare”) and LifePoint Hospitals, Inc. (“LifePoint Hospitals”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”) by and among LifePoint Hospitals, Lakers Holding Corp., Lakers Acquisitions Corp., Pacers Acquisition Corp. and Province Healthcare. The Merger Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Province Healthcare on August 17, 2004.

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HOSPITAL LETTERHEAD

Aug. 16, 2004—LifePoint Hospitals, Inc. and Province Healthcare Company jointly announced today that they have signed a definitive agreement for LifePoint Hospitals to acquire Province Healthcare for approximately $1.7 billion in cash, stock and the assumption of debt. The transaction will create a leading hospital company focused on providing healthcare services in non-urban communities, with 50 hospitals, approximately 5,285 beds and combined revenues of approximately $1.7 billion in 2003. Of the combined 50 hospitals, 47 will be in markets where LifePoint Hospitals will be the sole community hospital provider. The transaction is expected to close in the first half of 2005.

     According to (Hospital CEO), “we maintain our commitment to provide high quality care here at (Name of Hospital.) We will continue with all existing plans and activities throughout the transition period.”

     For additional details about LifePoint Hospitals and their plans following the acquisition of Province Healthcare, an archive of the teleconference held earlier today is available at www.lifepointhospitals.com.

     In connection with the proposed transaction, LifePoint Hospitals and Province Healthcare intend to file with the Securities and Exchange Commission (“SEC”) a joint proxy statement/prospectus, as part of a Registration Statement on Form S-4, and other relevant materials. The joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare. Investors and security holders are advised to read the joint proxy statement/prospectus, registration statement and other relevant materials when they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus, registration statement and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the Merger Agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

The foregoing may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, reflect Province Healthcare Company’s current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. For example, such risks, uncertainties, assumptions and other factors include, without limitation, the possibility that (1) the companies may be unable to obtain the required stockholder or regulatory approvals; (2) problems may arise in successfully integrating the businesses of the two companies; (3) the acquisition may involve unexpected costs; (4) the combined company may be unable to achieve cost-cutting synergies; (5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and (6) the combined company may be subject to future regulatory or legislative actions. For a further discussion of these and other risks, uncertainties, assumptions and other factors, see Province Healthcare’s filings with the Securities and Exchange Commission. Province Healthcare undertake no duty to update forward-looking statements.